EXHIBIT 99.1

SIMTEK BOARD REJECTS PROPOSAL FROM CYPRESS SEMICONDUCTOR AS NOT IN STOCKHOLDERS’ BEST INTERESTS

COLORADO SPRINGS, CO., April 11, 2008 – Simtek Corporation (“Simtek”) (NASDAQ: SMTK), the inventor, pioneer, and world’s premier supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today confirmed that it has received a proposal from Cypress Semiconductor Corporation (“Cypress”) to acquire Simtek for $2.20 per share in cash.

Simtek’s Board of Directors has reviewed Cypress’ proposal with the assistance of management and Simtek's independent financial and legal advisors.  Based on this review, Simtek’s Board has concluded that the proposal significantly undervalues Simtek, and that a sale of Simtek on the terms set forth in the proposal would not be in the best interests of Simtek's stockholders.

Robert Pearson, Chairman of the Board of Simtek, commented that "in the Board's opinion, the Cypress proposal, significantly undervalues the combination of our core business in nvSRAMs and our AgigA Tech subsidiary through which we are developing and intend to take to market breakthrough high density non-volatile RAM solutions."  Mr. Pearson concluded, "We remain committed to building value for all of our stockholders and, as we have stated before, will continue to explore various strategic alternatives in order to maximize long-term value for stockholders. We intend to vigorously resist any attempt by Cypress to acquire Simtek at a price that does not adequately value the company and its growth opportunities."

Pagemill Partners is acting as financial advisor to Simtek and Cooley Godward Kronish LLP and Holme Roberts & Owen LLP are acting as its legal advisors.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

About Simtek Corporation

Simtek Corporation designs and markets "NV + fast SRAM" nonvolatile semiconductor memory products for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. Simtek is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek’s future growth.  These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates.  For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Corporate Contacts

Simtek Corporation

Brian Alleman, CFO

investorrelations@simtek.com